Exhibit 10.17
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made effective the 14th day of May, 2010 by and between FORTIS COMMUNITIES-AUSTIN, L.P., a Delaware limited partnership (“Seller”) and CIRRUS LOGIC, INC., a Delaware corporation (“Purchaser”).
WITNESSETH:
     WHEREAS, Seller and Purchaser entered into a certain Purchaser and Sale Agreement with an Effective Date of March 24, 2010 (the “Agreement”) regarding the purchase of the land consisting of approximately 70,089 square feet, locally known as 800 West 6th Street Austin, Texas, as more particularly described in the Agreement; and
     WHEREAS, Seller and Purchaser desire to amend the Agreement as set forth below:
     NOW, THEREFORE, in consideration of the foregoing, the sum of Ten Dollars, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller agree as follows:
1.	Feasibility Period. Section 8(c) of the Agreement is hereby amended so that the Feasibility Period expires on the earlier of (i) June 7, 2010, or (ii) Purchaser’s written waiver of the Feasibility Period.

2.	Purchaser’s Right to Extend the Approval Period. The first sentence of Section 9(c) of the Agreement is hereby deleted in its entirety, and replaced with the following quoted language (the balance of Section 9(c) remains the same):

“Purchaser may elect to extend the expiration of the Approval Period solely for the purpose of obtaining the Approvals for up to two (2) periods of thirty (30) days each by, in each instance, (i) providing Seller written notice of such extension on or prior to the then-scheduled expiration date of the Approval Period; and (ii) delivering to the Title Company concurrently with each such notice the cash sum of $75,000.00 as an “Extension Fee”.”

3.	Demolition Work. Section 13(c) of the Agreement is hereby deleted in its entirety, and replaced with the following quoted language:
          “(c) Demolition Work. In the event that, after expiration of the Feasibility Period and on or before August 6, 2010, Purchaser (A) sends written notice to Seller requesting that the Demolition Work (as hereinafter defined) be performed by Seller as provided in this subsection (the “Demolition Notice”), and (B) delivers to the Title Company as additional Earnest Money to be held in escrow as provided in this Agreement the sum of $500,00.00 (which additional earnest money shall be Nonrefundable Earnest Money and shall be applied to the Purchase Price due at Closing), then on or before a date which is thirty (30) days after the Demolition Notice Delivery Date (defined below), Seller shall be responsible, at its sole cost and expense, for (i) remediating any asbestos or other Hazardous Materials present in the structures or other

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improvements located on the Land in compliance with all recommendations received from Terracon; (ii) razing and removing all structures, pavement, fixtures, surface improvements, trash, rubbish and debris on the Land, including without limitation, removal of the slab for the existing buildings on the Land; (iii) rough grading the Land to level conditions; and (iv) capping all utilities at the boundary of the Land. Completion of the items listed in clauses (i), (ii), (iii) and (iv) in the preceding sentence is collectively referred to herein as the “Demolition Work”.
For purposes of this Agreement, the term “Demolition Notice Delivery Date” shall mean and refer to the date upon which Seller receives the Demolition Notice. In the event the Demolition Notice Delivery Date is less than thirty (30) days prior to the then scheduled Closing Date, then the Closing Date shall be extended to the date which is thirty (30) days after the Demolition Notice Delivery Date. In addition, if Seller has entered into the Demolition Contracts, has commenced the Demolition Work and has made commercially reasonable efforts to complete the Demolition Work, but has not completed the Demolition Work on or before the date which is thirty (30) days after the Demolition Notice Delivery Date, Seller shall have the right to extend the date by which the Demolition Work may be completed for up to thirty (30) additional days (thus providing Seller with a total of sixty (60) days to complete the Demolition Work) and, if Seller exercises such right, the Closing Date will be extended accordingly. Finally, if any underground storage tank, Hazardous Materials or any other items which must be removed from the Property under the requirements set out above with respect to the Demolition Work are discovered under any building located on the Property, an “Unanticipated Event” will be deemed to have occurred for purposes of this Agreement and the following shall apply: (i) Seller shall have the right to extend the date by which the Demolition Work may be completed for up to an additional sixty (60) days (in addition to the two (2) thirty (30) day periods referenced above) and if Seller exercises such right, the Closing Date will be extended accordingly; (ii) Seller will obtain a recommendation from Terracon as to the actions required to remediate the effects of the Unanticipated Event; and (iii) if the additional costs incurred or to be incurred by Seller as a result of the Unanticipated Event exceed $200,000.00, then Seller will have the right to deliver to Purchaser written notice of such excess costs (the “Excess Costs”) and thereafter Purchaser shall, within ten (10) days after the date of Seller’s delivery of the notice of Excess Costs to Purchaser, deliver to Seller a written notice pursuant to which Purchaser either (1) agrees to pay one-half (1/2) of the Excess Costs (in addition to the Purchase Price and all other sums required to be paid to Purchaser under this Agreement), or (2) terminates this Agreement, in which event $250,000.00 out of the Nonrefundable Earnest Money (the “Demolition Consideration”) will be delivered to Seller notwithstanding any provision in this Agreement to the contrary. If Purchaser fails to timely deliver the notice required to be delivered by Purchaser under clause (ii) of the immediately preceding sentence, then Purchaser will be deemed to have elected to pay one-half (1/2) of the Excess Costs and will thereafter be required to pay Purchaser’s one-half of all Excess Costs as and when the Excess Costs are incurred.
In connection with performing the Demolition Work, Seller shall enter into one or more contracts for the Demolition Work (the “Demolition Contracts”), which Demolition Contracts shall require the contractors to maintain any and all right of way per City of Austin ordinances, perform the Demolition Work in a good and workmanlike manner in accordance with all applicable legal requirements, and to perform all other requirements that Seller and Purchaser

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may agree to in writing during the Feasibility Period. Upon final completion of the Demolition Work, Seller shall provide written notice to Purchaser of same, together with reasonable written evidence that the requirements of this Section 13(c) have been met. Purchaser shall have the right to inspect the Land and the materials provided by Seller to review Seller’s performance of the Demolition Work.

In the event that Purchaser fails to deliver the Demolition Notice to Seller on or before August 6, 2010 and/or fails to deliver the $500,000.00 in additional Nonrefundable Earnest Money described above in this Section 13(c) to the Title Company on or before August 6, 2010, then Seller will have no obligations with respect to the Demolition Work and the Purchase Price shall be reduced by $200,000.00. If Purchaser delivers the Demolition Notice and the $500,000.00 in additional Nonrefundable Earnest Money described above and Seller commences the Demolition Work but thereafter fails to complete the Demolition Work as required herein and Purchaser elects to waive the performance of the Demolition Work as a Closing Condition (as provided below), then the Purchase Price shall be reduced by an amount equal to the reasonable estimate of Purchaser’s contractor to complete the Demolition Work as required herein, and Purchaser shall accept the Property without the Demolition Work having been done as of the date of the Closing.”

4.	Non-Refundable Earnest Money. Clause (ii) in Section 3(b) of the Agreement is hereby deleted in its entirety and replaced with the following quoted language (the balance of Section 3(b) remains the same):
          “(ii) The failure of any Closing Condition (as hereinafter defined) to be satisfied by the Closing Date as provided in this Agreement due to a Seller default or due to the failure by Seller to satisfy a Closing Condition (it being specifically agreed and understood that if Purchaser terminates this Agreement during the Feasibility Period for any reason or if Purchaser terminates this Agreement after the Feasibility Period for any reason other than a Seller default or the failure by Seller to satisfy a Closing Condition, then the provisions of this clause (ii) shall be inapplicable)”.
5.	Purchaser’s Post Termination Obligations. The last sentence in Section 8(e) of the Agreement is hereby deleted from the Agreement in its entirety.

6.	No Escrow Agreement. Section 15(c) and Section 16(b) of the Agreement are hereby deleted from the Agreement in their entirety.

7.	UST Removal Work Deadline. Seller and Purchaser agree that the deadline for Seller to complete the UST Removal Work is July 26, 2010.

8.	No Confidentiality. Section 40 of the Agreement is hereby deleted from the Agreement in its entirety.

9.	Capitalized Terms. Except as otherwise specified herein, capitalized terms shall have the same meaning as set forth in the Agreement.

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10.	Construction. In the event of a conflict between the provisions of the Agreement and this Amendment, this Amendment shall govern and control in all instances.

11.	Ratification of Agreement. Except as set forth in this Amendment, all of the terms, covenants, conditions, representations and warranties set forth in the Agreement shall continue in full force and effect and are hereby ratified and affirmed.

12.	Multiple Counterparts/Faxes. Purchaser and Seller agree that this Amendment may be signed in multiple counterparts each of which shall be binding on the party signing the same and which together shall constitute a single document, and that faxed reproduction of a party’s signature shall be given the same legal effect as an original.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the Seller and Purchaser have executed this Amendment on the dates shown below TO BE EFFECTIVE as of the date set forth in the first paragraph of this Amendment.

SELLER:

FORTIS COMMUNITIES-AUSTIN, L.P.,
a Delaware limited partnership

By its general partner:
FORTIS COMMUNITIES, L.L.C.,
a Delaware limited liability company

By:	/s/ David Cox

Name:	David Cox

Title:	Manager

Date:	May 14, 2010

PURCHASER:

CIRRUS LOGIC, INC., a Delaware corporation

By:	/s/ Ulf Haberman

Name:	Ulf Haberman

Title:	Director Finance

Date:	May 14, 2010

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